     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
             (Exact name of Registrant as specified in its charter)

            Maryland                                      54-1681655
     (State of Incorporation)                          (I.R.S. Employer
                                                      Identification No.)

                               2345 Crystal Drive
                     Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
               (Address, including zip code and telephone number,
        including area code, of Registrant's principal executive offices)

                            ------------------------

                             Ernest A. Gerardi, Jr.
                                    President
                    Charles E. Smith Residential Realty, Inc.
                               2345 Crystal Drive
                     Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

                          J. Warren Gorrell, Jr., Esq.
                            Bruce W. Gilchrist, Esq.
                             Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                                 (202) 637-5600

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|.

                            ------------------------

                       CALCULATION OF REGISTRATION FEE (1)


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                         Proposed Maximum          Proposed Maximum
       Title of Shares             Amount to be           Aggregate Price             Aggregate                 Amount of
      to be Registered              Registered             Per Share (1)          Offering Price (1)         Registration Fee
------------------------------------------------------------------------------------------------------------------------------

Common Stock,  $.01 par value
per share (2)                         54,161                 $34.907                   $1,890,598.03             $499.12
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on March 30, 2000.

(2) Includes associated rights to purchase Series D Junior Participating Preferred Stock.

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL 6, 2000

[LOGO]

PROSPECTUS

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                          54,161 SHARES OF COMMON STOCK

    This prospectus relates to 54,161 shares of common stock that we may issue to the holders of 54,161 units of limited partnership interest of Charles E. Smith Residential Realty L.P., or "Smith L.P.," upon tender of these units for redemption. 32,258 of these units were issued on March 3, 1999, in exchange for the acquisition of a ground lease under an apartment building known as the Crystal Square Apartments located in Arlington, Virginia and the release of the obligation to make annual payments with respect to an apartment building known as the Crystal Plaza Apartments located in Arlington, Virginia. 21,903 of these units were issued on March 23, 1999, in exchange for membership interests in SPH Renaissance L.L.C., one of the owners of an apartment complex known as The Renaissance Apartments located in Falls Church, Virginia.

    We are registering the issuance of the common stock to permit the holders to sell without restriction in the open market or otherwise, but the registration of the common stock does not necessarily mean that any holders will elect to redeem their units. Also, we may elect to pay cash for the units tendered rather than issue common stock. Although we will incur expenses in connection with the registration of the 54,161 shares of common stock, we will not receive any cash proceeds upon their issuance.

    Our common stock is listed on the New York Stock Exchange under the trading symbol "SRW."

    CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 IN THIS PROSPECTUS FOR FACTORS THAT ARE RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING SPECIAL CONSIDERATIONS THAT APPLY TO REDEEMING UNITHOLDERS.

                         ------------------------------

    The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any state where the offer or sale is unlawful.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 APRIL __, 2000

                                TABLE OF CONTENTS


                                                                                    PAGE

                                                                                    ----
PROSPECTUS SUMMARY.................................................................   1

    Forward-Looking Information....................................................   1
    The Company....................................................................   1
    Recent Developments............................................................   2
    Offered Shares ................................................................   2
    Important Risks in Owning Our Common Stock.....................................   2
    Tax Status of the Company......................................................   3
RISK FACTORS.......................................................................   4
    A Unitholder Who Redeems Units for Common Stock May Have Adverse Tax Effects...   4
    If a Unitholder Redeems Units, the Original Receipt of the Units May Be
        Subject to Tax.............................................................   4
    Differences Between an Investment in Shares of Common Stock and Units May
        Affect Redeeming Unitholders...............................................   4
    Some of Our Policies May Be Changed Without a Vote of Shareholders.............   4
    Provisions of Our Charter Could Inhibit Changes of Control.....................   5
    Our Ability to Issue Preferred Shares Could Inhibit Changes of Control.........   5
    Maryland Law Limits Changes of Control.........................................   5
    We Have Adopted a Shareholder Rights Plan Which Could Delay or Prevent a
        Change of Control..........................................................   5
    We Have a Share Ownership Limit................................................   6
    The Large Number of Shares Available for Future Sale Could Adversely Affect
        the Market Price of Our Common Stock.......................................   6
    Changes in Market Conditions Could Adversely Affect the Market Price of Our
        Common Stock...............................................................   6
    Our Earnings and Cash Distributions Will Affect the Market Price of Our Common
        Stock......................................................................   6
    Market Interest Rates and Low Trading Volume May Have an Effect on the Value
        of Our Common Stock........................................................   6
    We Believe, but Cannot Guarantee, that We Qualify as a REIT....................   7
    Our Failure to Qualify as a REIT Would Have Serious Adverse Consequences.......   7
    We May Need to Borrow Money to Qualify as a REIT...............................   7
    We Are Subject To Some Taxes Even If We Qualify as a REIT......................   7
    Redeeming Unitholders Will Be Subject to the Operational Risks of Our Business.   8
REDEMPTION OF UNITS................................................................   9
    General........................................................................   9
    Tax Consequences of Redemption.................................................   9
    Comparison of Ownership of Units and Common Stock..............................  11
FEDERAL INCOME TAX CONSIDERATIONS..................................................  21
    General........................................................................  21
    Our Tax Treatment..............................................................  21
    Requirements for Qualification As a REIT.......................................  22
    Tax Aspects of Our Investments in Smith L.P. and Property Service Businesses...  26
    Taxation of Shareholders.......................................................  27
    Other Tax Considerations.......................................................  32
PLAN OF DISTRIBUTION...............................................................  33
WHERE YOU CAN FIND MORE INFORMATION................................................  33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................  33
EXPERTS............................................................................  34
LEGAL MATTERS......................................................................  34


--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS COMMON STOCK OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FEDERAL INCOME TAX CONSIDERATIONS.

FORWARD-LOOKING INFORMATION

    THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHENEVER YOU SEE THE WORDS "BELIEVES," "ANTICIPATES," AND "EXPECTS" AND SIMILAR WORDS INDICATING UNCERTAINTY, YOU SHOULD REMEMBER THAT THE STATEMENTS ARE ASSUMPTIONS. THESE ASSUMPTIONS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL FINANCIAL RESULTS OR MANAGEMENT PLANS AND OBJECTIVES TO DIFFER MATERIALLY FROM THOSE PROJECTED OR EXPRESSED IN THIS PROSPECTUS. FOR EXAMPLE, SUCH DIFFERENCES MAY OCCUR BECAUSE OF CHANGES IN:

    - NATIONAL AND REGIONAL ECONOMIC CONDITIONS (ESPECIALLY IN MULTIFAMILY PROPERTY OCCUPANCIES AND RENTAL GROWTH IN THE WASHINGTON, D.C. METROPOLITAN AREA);

    - OUR ABILITY TO IDENTIFY AND SECURE ADDITIONAL PROPERTIES AND PROPERTY LOCATIONS;

    - THE EFFECT OF PREVAILING MARKET INTEREST RATES AND THE PRICING OF OUR COMMON STOCK;

    -    THE ACCEPTANCE OF OUR FINANCING PLANS BY THE CAPITAL MARKETS; AND

    - OTHER RISKS WHICH MAY HAVE BEEN OR WILL BE DISCUSSED IN THIS PROSPECTUS OR IN OUR OTHER FILINGS WITH THE SEC.

WE RECOMMEND THAT YOU CONSIDER CAREFULLY THE RISKS OF SUCH ASSUMPTIONS BEFORE MAKING ANY INVESTMENT IN OUR COMMON STOCK.

    WE ARE NOT OBLIGATED TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                                   THE COMPANY

    As a self-managed equity REIT, we acquire, develop, manage and operate multifamily properties primarily in the Washington, D.C., Chicago, Boston, and southeastern Florida metropolitan areas. We are a fully integrated real estate organization with in-house acquisition, development, financing, marketing, property management and leasing expertise. Our primary strategy for growth is to acquire, develop, own and manage high quality multifamily properties to generate long-term income and increases in value.

    We are the sole general partner of Smith L.P. As of March 1, 2000, we owned approximately 65% of its outstanding common and preferred units. Smith L.P. and its subsidiaries own all of our properties, property interests and business assets.

    As of March 1, 2000, we owned, through Smith L.P. and its subsidiaries, 52 operating multifamily apartment communities with a total of 25,151 units. 41 of the properties were located in the Washington, D.C. metropolitan area, two in the Boston metropolitan area, six in the Chicago metropolitan area and three in the southeast Florida area. We also had approximately 951 units under construction and we owned substantially all of the economic interest in one property under construction totaling 226 units. In addition, we had partial interests in three operating multifamily properties totaling 1,267 apartment units and one property under construction totaling 630 apartment units. Besides our residential properties, we own two retail centers in the Washington, D.C. metropolitan area with approximately 436,000 square feet of retail space.

    Our principal executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22202, and our telephone number is (703) 920-8500.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               RECENT DEVELOPMENTS

OPERATING RESULTS

    Smith L.P.'s total funds from operations or FFO was $32.3 million for the fourth quarter of 1999, reflecting an increase of 16.6% over 1998. For the year ended December 31, 1999, Smith L.P.'s FFO was $116.5 million, up 18.2% over 1998.

    Smith L.P.'s total revenue from properties was $82.5 million for the fourth quarter of 1999, reflecting an increase of 23.7% over 1998, and total rental property revenue for the year ended December 31, 1999 was $301.2 million, an increase of 20.5% over 1998.

    Smith L.P.'s operating income from rental properties before depreciation for the fourth quarter of 1999 was $50.4 million, up 25.1% over 1998, and for the year ended December 31, 1999, Smith L.P.'s operating income was $182.3 million, up 22.7% over 1998.

EXECUTIVE PROMOTIONS

    On February 7, 2000, Robert H. Smith and Robert P. Kogod, Co-Chairmen and Co-Chief Executive Officers, on behalf of our Board of Directors announced the following executive promotions and changes:

    -    Robert H. Smith - Chairman of the Board of Directors

    - Robert P. Kogod - Chairman of the Executive Committee of the Board of Directors

    -    Ernest A. Gerardi, Jr. - President and Chief Executive Officer

    -    W.D. Minami - Executive Vice President and Chief Financial Officer

    -    John T. Gray - Executive Vice President, Residential Management

Also the following promotions were announced on March 29, 2000:

    -    Alfred G. Neely - President, Development

    -    John W. Guinee - Executive Vice President and Chief Investment Officer

                                 OFFERED SHARES

    This prospectus relates to 54,161 shares of common stock that we may issue to the holders of 54,161 units of Smith L.P. upon tender of these units for redemption. 32,258 of these units were issued on March 3, 1999, in exchange for the acquisition of a ground lease under an apartment building known as the Crystal Square Apartments located in Arlington, Virginia and the release of the obligation to make annual payments with respect to an apartment building known as the Crystal Plaza Apartments located in Arlington, Virginia. 21,903 of these units were issued on March 23, 1999, in exchange for membership interests in SPH Renaissance L.L.C., one of the owners of an apartment complex known as The Renaissance Apartments located in Falls Church, Virginia. For purposes of this prospectus the term "unitholder" refers to holders of units issued as described in this paragraph.

    On March 23, 2000, the unitholders who partially owned The Renaissance Apartments, and on April 7, 2000, the unitholder who formerly owned the ground lease in the Crystal Square Apartments and the landlord's interest in an indenture of a lease relating to the Crystal Plaza Apartments, have become or will become eligible to redeem their units for cash or, at our election, shares of our common stock equal to the number of units being redeemed.

                   IMPORTANT RISKS IN OWNING OUR COMMON STOCK

    Before you decide to redeem your Units, you should read the "Risk Factors" section, which begins on page 4 of this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            TAX STATUS OF THE COMPANY

    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe that we qualify for taxation as a REIT and generally will not be subject to federal income tax on net income that we distribute to our shareholders. We currently are required, among other things, to distribute at least 95% of our taxable income, excluding any net capital gain. For our taxable years beginning after December 31, 2000, this requirement will be relaxed but we still will be required to distribute 90% of this amount. Even if we qualify to be taxed as a REIT, we are subject to certain federal, state and local taxes on our income and property and to federal income and excise tax on the income we do not distribute. In addition, the operating companies in which we own 99% non-voting interests are subject to federal, state and local income taxes. See "Federal Income Tax Considerations" for a more detailed explanation.

--------------------------------------------------------------------------------

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS.

    A UNITHOLDER WHO REDEEMS UNITS MAY HAVE ADVERSE TAX EFFECTS. A unitholder who redeems units will be treated for tax purposes as having sold the units. The sale will be taxable and the unitholder will be treated as realizing an amount equal to the sum of the value of the common stock or cash that the unitholder receives plus the amount of Smith L.P. nonrecourse liabilities allocable to the redeemed units. It is possible that the amount of gain the unitholder recognizes could exceed the value of the common stock or cash that the unitholder receives. It is even possible that the tax liability resulting from this gain could exceed the value of the common stock or cash that the unitholder receives. See "Redemption of Units--Tax Consequences of Redemption."

    In addition, the unitholder's ability to sell common stock received upon redemption in order to raise cash to pay the resulting tax liability may be restricted due to our common stock's relatively low trading volume. As a result of fluctuations in the stock price, the price a unitholder receives for the shares may not equal the value of the units redeemed. See "--Market Interest Rates and Low Trading Volume May Have an Effect on the Value of Our Common Stock."

    IF A UNITHOLDER REDEEMS UNITS, THE ORIGINAL RECEIPT OF THE UNITS MAY BE SUBJECT TO TAX. If a unitholder redeems units, particularly within two years of receiving them, there is a risk that the original receipt of the units may be treated as a taxable sale under the "disguised sale" rules of the Internal Revenue Code. Subject to several exceptions, the tax law generally provides that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration from the partnership to the partner will be presumed to be a taxable sale. In particular, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a taxable sale of the contributed property unless the facts and circumstances clearly establish that the transfers are not a sale. On the other hand, if two years have passed between the original contribution of property and the transfer of money or other consideration, the transactions will not be presumed to be a taxable sale unless the facts and circumstances clearly establish that they should be.

    DIFFERENCES BETWEEN AN INVESTMENT IN SHARES OF COMMON STOCK AND UNITS MAY AFFECT REDEEMING UNITHOLDERS. If a unitholder elects to redeem units, we will determine whether the unitholder receives cash or shares of our common stock in exchange for the units. Although an investment in shares of our common stock is substantially similar to an investment in units in Smith L.P., there are some differences between ownership of units and ownership of common stock. These differences include form of organization, management structure, voting rights, liquidity and federal income taxation. These differences, some of which may be material to investors, are discussed in "Redemption of Units -- Comparison of Ownership of Units and Common Stock."

    SOME OF OUR POLICIES MAY BE CHANGED WITHOUT A VOTE OF SHAREHOLDERS. Our Board of Directors establishes many of our major policies, including those relating to investment, financing, growth, acquisitions, development, debt capitalization and distributions. Although the Board of Directors currently has no intention to amend or revise these and other policies, it may do so from time to time without a vote of our shareholders. In order to change our policy of seeking to maintain our REIT qualification status, however, we must have the approval of our shareholders. Changes in our policies may not fully serve the interests of all shareholders.

    PROVISIONS OF OUR CHARTER COULD INHIBIT CHANGES OF CONTROL. There are provisions of our charter that may delay or otherwise limit the ability of outside parties to acquire control of us or engage in some other transaction. These charter provisions include three-year staggered terms for directors, the authority of the Board of Directors to classify capital stock into one or more series having special preferences without shareholder approval, and a 9.8% share ownership limit. See "-- We Have a Share Ownership Limit" below. These limitations could prevent us from entering into a change of control transaction or other transaction that could be in the best interests of our shareholders.

    In addition, we cannot merge, consolidate or engage in any combination with another person or sell all or substantially all of our assets unless the transaction includes a merger of, or a sale of assets by, Smith L.P., which may require approval of the holders of a majority of the units. We currently hold approximately 65% of the common and preferred units in Smith L.P. This voting requirement might limit the possibility for acquisition or change in control, even if a change in control were in our shareholders' interest. In this regard, the holders of units might incur different, and more adverse, tax consequences as a result of an acquisition or change in control that could motivate them to oppose a transaction that is in the shareholders' interest.

    OUR ABILITY TO ISSUE PREFERRED SHARES COULD INHIBIT CHANGES OF CONTROL. Our charter authorizes the Board of Directors to issue preferred shares and to establish the preferences and rights of any preferred shares issued, including the right to vote and the right to convert them into shares of common stock. This power to issue preferred shares could have the effect of delaying or preventing a change in control even if a change in control were in our shareholders' interest. As of March 1, 2000, we had outstanding six series of preferred shares. The preferred shares outstanding rank senior to the common stock with respect to dividend rights and distributions upon liquidation, dissolution and winding up. We are subject to the risks normally associated with preferred equity financing, including the risk that our cash flow will be insufficient to meet the required payments on the shares.

    MARYLAND LAW LIMITS CHANGES OF CONTROL. Provisions of Maryland corporate law prohibit "business combinations," including issuances of equity securities, between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's shares of capital stock, or an "interested stockholder," unless the transaction is approved by 80% of the corporation's outstanding voting shares. In addition, an interested stockholder may not engage in a business combination for five years following the date he became an interested stockholder. Except as described below, we are subject to these provisions. As a result, a change in control or other transaction that may provide our shareholders with a premium or which might otherwise be in their best interests may be prevented or delayed.

    Our charter, as is permitted by Maryland corporate law, exempts any business combination involving Messrs. Smith and Kogod and persons affiliated or acting in concert with them. Consequently, Messrs. Smith and Kogod and their affiliates are permitted to enter into business combinations with us without the supermajority shareholder approval otherwise required by Maryland law.

    WE HAVE ADOPTED A SHAREHOLDER RIGHTS PLAN WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL. Our rights plan provides, among other things, that if a person or group attempts to acquire 15% or more of our common stock on terms not approved by our Board of Directors, shareholders will be entitled to purchase shares of our stock, subject to our charter's ownership limit. These purchase rights would cause substantial dilution to a person or group that acquires or attempts to acquire 15% or more of our common stock in this manner and, as a result, could delay or prevent a change in control or other transaction that could provide our shareholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests.

    WE HAVE A SHARE OWNERSHIP LIMIT. Primarily to assist us in maintaining our REIT qualification, our charter limits ownership of the issued and outstanding shares of capital stock by any single shareholder to 9.8% of our outstanding capital stock. The attribution provisions of the federal tax laws that are used in applying the ownership limit are complex. They may cause a shareholder to be considered to own the stock of a number of related shareholders. The ownership limit could inhibit changes of control.

    THE LARGE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. As of March 1, 2000, we had outstanding approximately 20.8 million shares of common stock tradable without restriction and had reserved for resale 15.6 million additional shares of common stock for possible issuance upon redemption of units and 6.8 million shares for possible issuance upon conversion of outstanding preferred stock. In addition, we have reserved a number of shares available for possible issuance under our employee benefit plans filed with the SEC. We may issue additional shares of common stock and securities convertible into shares of common stock in the future. We cannot predict the effect that future sales of shares of common stock, or the perception that such sales could occur, will have on the market prices of our shares.

    CHANGES IN MARKET CONDITIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. As with other publicly traded securities, the value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are:

    -    the extent of institutional investor interest in us;

    -    the reputation of REITs and residential REITs generally;

    - the attractiveness of our equity securities in comparison to other equity securities, including equity securities issued by other real estate companies; and

    -    our financial condition and performance.

    OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR COMMON STOCK. We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our shares. In addition, we are subject to the risk that our cash flow will be insufficient to meet the required payments on our preferred shares. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our shares.

    MARKET INTEREST RATES AND LOW TRADING VOLUME MAY HAVE AN EFFECT ON THE VALUE OF OUR COMMON STOCK. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of our shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. This could cause the market price of our common stock to go down. In addition, although our common stock is listed on the New York Stock Exchange, the daily trading volume of our shares may be lower than the trading volume for certain other industries. As a result, our investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

    WE BELIEVE, BUT CANNOT GUARANTEE, THAT WE QUALIFY AS A REIT. We believe we qualify as a REIT and generally will not be subject to federal income tax on net income that we distribute to our shareholders. However, our qualification as a REIT involves the application of technical and complex tax rules. For instance, if we own a company's securities, we cannot qualify as a REIT unless the value of those securities does not exceed 5% of the total value of our assets. We believe that we meet this requirement, but this belief is based on our analysis of the value of each of the corporations that conduct our property service businesses and on our conclusion that each of these corporations will be respected as a separate corporation. Also, to qualify as a REIT, we cannot own more than 10% of a company's voting securities. We also believe that we meet this requirement, but this belief is based on our conclusion that the shares of stock that we own in each of the property service businesses are not voting securities. We cannot guarantee that the IRS will agree with us on these points. Furthermore, for our taxable years beginning after December 31, 2000, we will be precluded from owning more than 10% of the value of a company's securities unless the company elects to be a taxable REIT subsidiary. The securities of the property service businesses might be excepted from this rule. If they are not, however, then these corporations would have to make the taxable REIT subsidiary election because we hold more than 10% of the value of the securities of each of them. At least two of our subsidiaries will make the taxable REIT subsidiary election because they will not be excepted from the 10% value test, but we have not yet made a determination as to the others.

    Moreover, our ability to qualify as a REIT may depend on facts and circumstances that may not be within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, it is possible that new tax laws or new interpretations of existing tax laws will affect both our ability to qualify as a REIT and the tax consequences of REIT qualification. For example, the asset tests described above will be modified for our taxable years beginning after December 31, 2000. We believe we will satisfy the modified tests but we will need to change the tax status of one or more of our subsidiaries to do so. For all of these reasons, we cannot guarantee that we currently qualify or will be able to remain qualified as a REIT.

    OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. This additional tax would significantly reduce the cash we would have available to distribute to our shareholders and could reduce significantly the value of our common stock. In addition, if we fail to qualify as a REIT, we may be disqualified from electing to be treated as a REIT for the next four taxable years.

    WE MAY NEED TO BORROW MONEY TO QUALIFY AS A REIT. To obtain the favorable tax treatment associated with REITs, we currently are required each year to distribute to our shareholders at least 95% of our net taxable income, excluding net capital gain. For our taxable years beginning after December 31, 2000, this requirement will be relaxed but we still will be required to distribute 90% of our net taxable income, excluding net capital gain. Differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet this requirement. The impact of large expenses also could have this effect. We might need to borrow money even if we believe that market conditions are not favorable for borrowing.

    WE ARE SUBJECT TO SOME TAXES EVEN IF WE QUALIFY AS A REIT. Even if we qualify as a REIT, we are subject to some federal, state and local taxes on our income and property. For example, we pay tax on certain types of income that we do not distribute. Also, our income derived from properties located in the District of Columbia is subject to local tax and our net income from some prohibited transactions will be subject to a 100% tax. In addition, we derive income from the property service businesses, whose income is subject to federal, state and local income tax. It should be noted that the property service businesses currently take steps to limit their tax liability. If any one of these corporations is required to elect to be treated as a taxable REIT subsidiary, its ability to limit its tax liability will be reduced.

    REDEEMING UNITHOLDERS WILL BE SUBJECT TO THE OPERATIONAL RISKS OF OUR BUSINESS. An investment in our common stock will be subject to the various operational risks of our business. These risks include the following:

    - Our performance and ability to make distributions to our shareholders are subject to risks associated with the real estate industry. In particular --

         -    We are dependent on the Washington, D.C. metropolitan area market.

         -    We may be unable to renew leases or relet space as leases expire.

         -    New acquisitions may fail to perform as expected.

         - Because real estate investments are illiquid and we are subject to other restrictions, we may not be able to sell properties when appropriate.

         - Our properties may be subject to federal, state or local regulations that could adversely affect distributions to our shareholders.

         -    Environmental problems are possible and can be costly.

         - Our properties in the District of Columbia are subject to special tenants rights that may impede our sale of those properties.

         -    Some potential losses are not covered by insurance.

    - Debt financing, financial covenants, the amount or percentage of our debt and increases in interest rates could adversely affect our economic performance for the following reasons, among others --

         - Our charter does not limit the amount or percentage of debt that we may incur and this amount or percentage of debt may limit our ability to obtain additional financing.

         - Our policy to limit debt may not ensure that we can incur and continue to make expected distributions to shareholders.

         - We may not be able to refinance our debt on favorable terms or make large payments on debt when our debts become due.

         -    Rising interest rates could adversely affect our cash flow.

    - Our reliance on the property service businesses, where we lack voting control, may adversely affect our shareholders. These property services businesses, which provide management, leasing, financing, insurance, engineering and technical services, and tenant construction and renovation services, are conducted by three operating companies in which Smith L.P. has a 99% economic interest but does not own voting stock.

    - We are dependent on our key personnel with whom we do not have employment agreements and for whom we do not have "key-person" life insurance.

                               REDEMPTION OF UNITS

GENERAL

    Each unitholder may, subject to certain limitations, require that Smith L.P. redeem units held by the unitholder. If we do not assume Smith L.P.'s obligation to redeem the units, upon redemption the unitholder will receive cash from Smith L.P. in an amount equal to the market value of the units to be redeemed. The market value of a unit for this purpose will be equal to the average of the closing trading price of a share of our common stock for the ten trading days before the day on which the redemption notice was received by Smith L.P. The partnership agreement of Smith L.P. provides that if that trading information is not available, we can use another method to determine the value of the common stock. The partnership agreement does not specify alternative valuation methodologies.

    We have the right, however, to assume directly and satisfy the redemption right of a unitholder by issuing our common stock or cash in exchange for any units tendered for redemption. We generally expect that we will elect to issue shares of our common stock in exchange for units tendered for redemption rather than paying cash, although we will make the determination whether to pay cash or issue common stock at the time units are tendered for redemption. With each redemption, our interest in Smith L.P. will increase. Upon redemption, the unitholder will no longer be entitled to receive distributions with respect to the units redeemed. If units are redeemed for common stock, the unitholder will have rights as a shareholder from the time the common stock is acquired.

    A unitholder must notify Smith L.P. and us of the unitholder's desire to require Smith L.P. to redeem units by sending a notice in the form attached as an exhibit to Smith L.P.'s partnership agreement, a copy of which we can provide to you upon request. The unitholder must request the redemption of at least 1,000 units or all of the units held by such holder, if less. The redemption generally will occur on the tenth business day after the notice is delivered by the unitholder, except that no redemption or exchange can occur if the delivery of common stock upon redemption would be prohibited under the provisions of our charter designed to protect our REIT qualification or under applicable federal or state securities laws.

TAX CONSEQUENCES OF REDEMPTION

    The following discussion summarizes the material federal income tax considerations that may be relevant to a unitholder who desires to have units redeemed.

    TAX TREATMENT OF A REDEMPTION OF UNITS. If we assume and perform Smith L.P.'s redemption obligation, the redemption will be treated as a sale of units by the unitholder at the time of the redemption. The sale will be fully taxable to the unitholder in an amount equal to the sum of the cash or the value of the common stock received in the exchange plus the amount of Smith L.P. nonrecourse liabilities allocable to the redeemed units at the time of the redemption.

    If we do not elect to assume the obligation to redeem units, Smith L.P. will redeem the units for cash. If Smith L.P. redeems units for cash that we contribute to Smith L.P. to effect the redemption, the redemption likely would be treated for tax purposes as a sale of the units in a fully taxable transaction, although the matter is not free from doubt. In that event, the unitholder would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Smith L.P.'s nonrecourse liabilities allocable to the redeemed units at the time of the redemption.

    If Smith L.P. redeems units for cash that is not contributed by us to effect the redemption, the tax consequences would depend on whether or not the redemption is a redemption of all of a unitholder's units. If the redemption is a redemption of all of a unitholder's units, the tax consequences would be the same as described in the previous paragraph. If the redemption is a redemption of less than all of a unitholder's units, the unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Smith L.P.'s nonrecourse liabilities allocable to the redeemed units, exceeded the unitholder's adjusted basis in all of the unitholder's units immediately before the redemption.

    TAX TREATMENT OF A SALE OF UNITS. If a unit redemption is treated as a sale of the unit, the determination of gain or loss will be based on the difference between the amount realized for tax purposes and the tax basis in the unit. See "Basis of Units" below. The "amount realized" will be measured by the sum of the cash and fair market value of common stock or other property received plus the portion of Smith L.P.'s nonrecourse liabilities allocable to the unit sold. To the extent that this amount exceeds the unitholder's tax basis in the unit, the unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the amount of cash and the value of common stock or any other property received upon the redemption.

    Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized attributable to a unitholder's share of "unrealized receivables" of Smith L.P. exceeds the unitholder's basis attributable to those assets, the excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Smith L.P.'s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if Smith L.P. had sold its assets at their fair market value at the time of the transfer of a unit.

    For individuals, trusts and estates, net capital gain from the sale of an asset held 12 months or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than 12 months generally is 20%. An exception to the general 20% rule applies, however, to net capital gains attributable to the sale of depreciable real property. Under the exception, gain attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules is subject to a rate of tax of 25%. The Internal Revenue Code give the IRS the authority to publish regulations regarding the application of the 25% exception to sales of interests in pass-through entities, such as partnerships, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. While there is some uncertainty regarding whether the 25% exception would apply to sales of partnership interests before regulations on this issue are finalized, the IRS has taken the position, for which there appears to be some support in legislative history, that this exception currently applies to sales of interests in partnerships that hold depreciable real property, such as a redemption of units. Under this view, any gain on the redemption of a unit held for more than 12 months would be treated partly as gain from the sale of depreciable real property subject to a 25% tax rate, partly as gain from the sale of a long-term capital asset subject to a 20% tax rate, and to the extent the gain is attributable to unrealized receivables, partly as ordinary income. Even in the event that the 25% exception does not currently apply to sales of interests in partnerships that hold depreciable real property, such as a redemption of units, the IRS has proposed regulations that, if finalized, would apply the exception definitively to these transactions.

    BASIS OF UNITS. In general, a unitholder who received units in exchange for a contribution of property had an initial tax basis in the units equal to the unitholder's basis in the contributed property. A unitholder's initial basis generally is increased by the unitholder's share of Smith L.P.'s taxable income and increases in the unitholder's share of the liabilities of Smith L.P., including any increase in the unitholder's share of nonrecourse liabilities. A unitholder's initial basis generally is decreased, but not below zero, by the unitholder's share of Smith L.P.'s distributions, decreases in the unitholder's share of liabilities of Smith L.P., including nonrecourse liabilities, the unitholder's share of losses of Smith L.P., and the unitholder's share of nondeductible expenditures of Smith L.P. that are not chargeable to capital.

    POTENTIAL APPLICATION OF THE DISGUISED SALE RULES TO A REDEMPTION OF UNITS. There is a risk that if a unit is redeemed, particularly if it is redeemed within two years of when it was issued, the IRS might contend that the original transaction pursuant to which the units were issued should be treated as a "disguised sale" of property. Under the IRS's disguised sale rules, unless an exception applies, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner may be treated as a sale, in whole or in part, of the property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

    An investment in our common stock is substantially equivalent economically to an investment in units in Smith L.P. A holder of a share of common stock receives the same distribution that a holder of a unit receives and shareholders and unitholders generally share equally in the risks and rewards of ownership in our enterprise. There are, however, some differences between ownership of units and ownership of shares of common stock, some of which may be material to investors.

    The comparisons below are intended to assist unitholders in understanding how their investment will be changed if their units are redeemed for common stock.

--------------------------------------------------------------------------------
                                   SMITH L.P.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          CHARLES E. SMITH RESIDENTIAL
                                  REALTY, INC.
-------------------------------------------------------------------------------

                      FORM OF ORGANIZATION AND ASSETS OWNED

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Smith L.P. is a Delaware limited partnership. Smith L.P. owns interests, directly and through subsidiaries, in our properties and, through subsidiaries, conducts our management and leasing business. Smith L.P. is not permitted to take any action which would adversely affect our REIT status.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
We are a Maryland corporation. We elected to be taxed as a REIT under the Internal Revenue Code and intend to maintain our qualification as a REIT. Our only significant asset is our interest in Smith L.P., which gives us an indirect investment in the properties owned by Smith L.P. Under Smith L.P.'s partnership agreement, we generally may not conduct any business other than in connection with the ownership of interests in, and management of the business of, Smith L.P.

                                ADDITIONAL EQUITY

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Smith L.P. is authorized to issue units and such other partnership interests, including partnership interests of different series or classes that may be senior to units, as we may determine. Smith L.P. may issue units and other partnership interests, to us in exchange for the proceeds we raised in an offering of our comparable shares. In addition, Smith L.P. will issue additional units upon exercise of the options granted pursuant to our benefit plans.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Our Board of Directors may authorize the issuances from time to time of additional equity securities of any class or series, or securities or rights convertible into such equity securities, for such consideration as the Board of Directors determines.


                               BORROWING POLICIES

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Smith L.P. has no restrictions on borrowings, and we are authorized to borrow money on behalf of Smith L.P. Our Board of Directors has adopted a policy that currently limits the debt-to-total market capitalization ratio of Smith L.P. to 60%, but the Board of Directors may alter this policy at any time.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Under Smith L.P.'s partnership agreement, we may not incur any debts except those for which we may be liable as general partner of Smith L.P. and in other limited circumstances. Therefore, all debt we incur will be through Smith L.P.

                               MANAGEMENT CONTROL

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Generally, all management powers over the business and affairs of Smith L.P. are vested in us as general partner of Smith L.P., and no limited partner of Smith L.P. has any right to participate in or exercise control or management power over the business and affairs of Smith L.P. Exceptions to this are that:

    - we cannot take any action contrary to Smith L.P.'s Directors cannot change our policy of maintaining our partnership agreement without written consent of all REIT status, however, without the approval of a the limited partners; majority of our shareholders.

    - we cannot cause Smith L.P. to dispose of all or substantially all of its assets without the consent of the holders of a majority of the outstanding units, including units we own;

    - until December 31, 2013, we cannot cause or permit Smith L.P. to dissolve if one or more of the original limited partners objects to such dissolution; and

    - from January 1, 2014 through December 31, 2043, we cannot cause or permit Smith L.P. to dissolve if original limited partners holding at least 5% of the units object to such dissolution.

The limited partners cannot remove us as general partner.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
The Board of Directors has exclusive control over our business and affairs. The policies adopted by the Board of Directors generally may be altered or eliminated without a vote of our shareholders. Accordingly, except for their vote in the elections of directors, shareholders will have no control over our ordinary business policies. The Board of Directors cannot change our policy of maintaining our REIT status, however, without the approval of a majority of our shareholders.


                                FIDUCIARY DUTIES

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Under Delaware law, we, as general partner of Smith L.P., are required to exercise good faith and integrity in all of our dealings relating to partnership affairs. Under the partnership agreement, however, we are under no obligation to consider the tax consequences to, or separate interests of, the limited partners in deciding whether to cause Smith L.P. to take any actions. We are not liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the limited partners in connection with such decisions, provided that we have acted in good faith.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Under Maryland law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position. Our directors who act in such a manner generally will not be liable to us for monetary damages arising from their activities.

                    MANAGEMENT LIABILITY AND INDEMNIFICATION

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
We are liable for the obligations and debts of Smith L.P., unless limits as to these liabilities are stated in the document or instrument evidencing the obligation. Smith L.P. has indemnified us and any of our directors or officers from and against all losses, claims, damages, liabilities, joint or several, expenses including legal fees, fines, settlements and other amounts incurred in connection with any specified actions relating to the operations of Smith L.P. in which we or any such director or officer is involved. Smith L.P. will not indemnify us or our directors or officers, however, if an act was done in bad faith and was material to the lawsuit, any of us received an improper personal benefit, or in the case of any criminal proceeding, any of us had reasonable cause to believe an act we did was unlawful. Smith L.P. may reimburse reasonable expenses incurred by an indemnitee in advance of the final disposition of the proceeding if Smith L.P. receives an affirmation by the indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking by such indemnitee to repay the amount if it is determined that such standard was not met.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Our charter provides that the liability of our directors and officers to us and to our shareholders for money damages is limited to the fullest extent permitted under Maryland law. Our charter and state law provide broad indemnification to directors and officers, whether serving us or, at our request, any other entity, to the fullest extent permitted under Maryland law.

                             ANTITAKEOVER PROVISIONS

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Except in limited circumstances as described below under "Voting Rights," we have exclusive management power over the business and affairs of Smith L.P. The limited partners cannot remove us as the general partner of Smith L.P. We may prevent a limited partner from transferring an interest in Smith L.P. or any rights as a limited partner except in limited circumstances. We may exercise this right to deter, delay or hamper attempts by persons to acquire a majority interest in Smith L.P.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Our charter and by-laws and Maryland corporate law contain provisions that may delay or discourage an unsolicited proposal to acquire us or to remove incumbent management. These provisions include, among others:

    -    a staggered Board of Directors;

    - authorized capital stock that may be classified and issued as a variety of equity securities in the discretion of the Board of Directors, including securities having superior voting rights to the common stock;

    - restrictions on business combinations with persons who acquire more than the percentage of common stock specified in our charter;

    - a requirement that directors may be removed only for cause and only by a vote of at least 80% of the outstanding common stock; and

    - provisions designed to avoid concentration of share ownership in a manner that would jeopardize our REIT status under the Internal Revenue Code.

Our Board of Directors has also adopted a shareholder rights plan which has some antitakeover effects. If triggered, the shareholder rights plan would cause substantial dilution to a person or group that sought to acquire us without the approval of our Board of Directors.

                                  VOTING RIGHTS

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Limited partners have voting rights only as to the dissolution of Smith L.P., the sale of all or substantially all of the assets of Smith L.P. and amendments of the partnership agreement. Otherwise, we make all decisions relating to the operation and management of Smith L.P. As of March 1, 2000, we owned approximately 65% of the common and preferred units. As partners redeem units, or if we acquire additional units in exchange for the proceeds of offerings of our securities, our percentage ownership of the units will increase. If additional units are issued to third parties, our percentage ownership of the units will decrease.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Holders of our common stock are entitled to vote on the election and removal of directors and certain major corporate transactions, including most amendments to our charter, any proposal for our merger or consolidation with or into another entity or the sale or disposition of all or substantially all of our assets. Holders of common stock have one vote per share. Our charter permits the Board of Directors to classify and issue capital stock having voting power that may differ from that of the common stock.


              AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE CHARTER

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
We or any limited partner holding 25% or more of the units may propose to amend the partnership agreement. Such proposal, in order to be effective, must be approved by the written vote of holders of at least a majority in interest of Smith L.P. In addition, we may, without the consent of the limited partners, amend the partnership agreement as to ministerial matters.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Amendments to our charter must be approved by the Board of Directors and by the vote of at least two-thirds of the votes entitled to be cast at a meeting of shareholders. However, an amendment of the provisions relating to any of the classification of the Board of Directors, the power to remove directors and the share ownership limits designed to maintain our REIT status must be approved by an 80% vote. An amendment relating to termination of our REIT status requires a majority vote of the shareholders entitled to vote for such a matter.


               VOTE REQUIRED TO DISSOLVE SMITH L.P. OR THE COMPANY

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Through December 31, 2013, we cannot elect to dissolve Smith L.P. if any original limited partner who became a limited partner on June 30, 1994 holding units issued at such time objects to such dissolution. From January 1, 2014 through December 31, 2043, we cannot elect to dissolve Smith L.P. if any original limited partner who became a limited partner on June 30, 1994 and who held at least 5% of the units on June 30, 1994 objects to such dissolution. After January 1, 2044, we may dissolve Smith L.P. without the consent of the limited partners.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Under Maryland law, the Board of Directors must obtain approval of holders of at least two-thirds of the outstanding shares of common stock to dissolve us.

                          VOTE REQUIRED TO SELL ASSETS

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
We cannot cause Smith L.P. to sell, exchange, transfer or otherwise dispose of all or substantially all of Smith L.P.'s assets without the consent of holders of a majority of the outstanding units, including units we hold. We currently own a majority of the units and thus expect that we would control the outcome of such a vote.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Under Maryland law, the Board of Directors is required to obtain approval of the shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter to sell all or substantially all of our assets. No approval of the shareholders is required for the sale of less than all or substantially all of our assets.


                             VOTE REQUIRED TO MERGE

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
We generally cannot cause Smith L.P. to merge or consolidate without the consent of holders of a majority of the outstanding units, including units we hold. We currently own a majority of the units and thus expect that we would control the outcome of such a vote.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Under Maryland law, the Board of Directors is required to obtain approval of the shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter in order to merge or consolidate us.


                             LIABILITY OF INVESTORS

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
The liability of the limited partners for Smith L.P.'s debts and obligations is generally limited to the amount of their investment in Smith L.P., together with an interest in any undistributed income, if any. Units, upon issuance, will be fully paid and nonassessable.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Under Maryland law, shareholders are not personally liable for our debts or obligations. Shares of common stock, upon issuance, will be fully paid and nonassessable.


                            REVIEW OF INVESTOR LISTS

--------------------------------------------------------------------------------
                             OPERATING PARTNERSHIP
--------------------------------------------------------------------------------
Limited partners, upon written demand with a statement of the purpose of such demand and at the limited partner's expense, are entitled to obtain a current list of the name and last known business, residence or mailing address of each limited partner of Smith L.P.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------
Under Maryland law, a shareholder holding at least 5% of our outstanding stock may upon written request inspect and copy during usual business hours our shareholder list.

    THE FOLLOWING COMPARES CERTAIN OF THE INVESTMENT ATTRIBUTES AND LEGAL RIGHTS ASSOCIATED WITH THE OWNERSHIP OF UNITS AND SHARES OF COMMON STOCK.


                              NATURE OF INVESTMENT

--------------------------------------------------------------------------------
                                      UNITS
--------------------------------------------------------------------------------
The units constitute equity interests entitling each limited partner to his proportionate share of cash distributions made to the limited partners of Smith L.P.

--------------------------------------------------------------------------------
                                     SHARES
--------------------------------------------------------------------------------
Shares of our common stock constitute equity interests in us. We are entitled to receive our proportionate share of distributions made by Smith L.P. with respect to the units, and each shareholder is entitled to a proportionate share of any dividends or distributions paid with respect to the common stock. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, we must distribute at least 95% of our taxable income, excluding capital gains, and any taxable income, including capital gains, not distributed will be subject to corporate income tax.


                                    LIQUIDITY

--------------------------------------------------------------------------------
                                      UNITS
--------------------------------------------------------------------------------
Units may be transferred by a limited partner only with our consent, which consent may be withheld in our sole discretion. We will permit transfers of units only in connection with gifts, bequests and transfers by a unitholder to family members and other persons. Subject to conditions, each unitholder has the right to elect to have the unitholder's units redeemed by Smith L.P. Upon redemption, such unitholder will receive, at our election, either shares of common stock or the cash equivalent in exchange for such units.

--------------------------------------------------------------------------------
                                     SHARES
--------------------------------------------------------------------------------
Our common stock is freely transferable, subject to the ownership limit contained in our charter. The common stock is listed on the NYSE, and a public market for the common stock exists. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in us and in our real estate investments, and our dividend yield compared to that of other debt and equity securities.

                                    TAXATION

--------------------------------------------------------------------------------
                                      UNITS
--------------------------------------------------------------------------------
Smith L.P. is not subject to federal income taxes. Instead, each holder of units includes his allocable share of Smith L.P.'s taxable income or loss in determining his individual federal income tax liability. The maximum effective federal tax rate for individuals under current law is 39.6%.

Income and loss from Smith L.P. generally will be subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from Smith L.P. that is considered "passive income" generally can be offset against income and loss from other investments that constitute "passive activities," unless Smith L.P. is considered a "publicly traded partnership," in which case income and loss from Smith L.P. can be offset only against other income and loss from Smith L.P. Income of Smith L.P., however, attributable to dividends from our property service businesses or interest paid by the property service businesses will not qualify as passive income and cannot be offset with losses and deductions from a "passive activity," including losses and deductions attributable to Smith L.P.'s multifamily rental activities.

Cash distributions from Smith L.P. will not be taxable to a holder of units except to the extent they exceed the holder's basis in his interest in Smith L.P., which includes the holder's allocable share of Smith L.P.'s debt.

Each year, holders of units receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which Smith L.P. owns property, even if they are not residents of those states.

--------------------------------------------------------------------------------
                                     SHARES
--------------------------------------------------------------------------------
We have elected to be taxed as a REIT. So long as we qualify as a REIT, we will be permitted to deduct dividends paid to our shareholders, which effectively will reduce the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. Our property service businesses, however, will not qualify as REITs and thus they will be subject to federal income tax on their net income at normal corporate rates. The maximum effective tax rate for corporations under current law is 35%.

Dividends we pay will be treated as "portfolio" income and cannot be offset with losses from "passive activities."

Distributions we make to our taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions in excess of current or accumulated earnings and profits that are not designated as capital gain dividends will be treated as a non-taxable return of basis to the extent of a shareholder's adjusted basis in its shares of common stock, with the excess taxed as capital gain. Distributions that are designated as capital gain dividends generally will be taxed as gains from the sale or exchange of a capital asset held for more than one year, to the extent they do not exceed our actual net capital gain for the taxable year. For our taxable years commencing on or after January 1, 1998, we may elect to require our shareholders to include our undistributed net capital gains in their income. If we so elect, shareholders would include their proportionate share of such gains in their income and be deemed to have paid their share of the tax paid by us on such gains.

--------------------------------------------------------------------------------
                                      UNITS
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                     SHARES
--------------------------------------------------------------------------------
Each year, shareholders receive Form 1099 used by corporations to report dividends paid to their shareholders.

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in states where we are authorized to do business.

                        FEDERAL INCOME TAX CONSIDERATIONS


GENERAL

    The following discussion summarizes the material federal income tax considerations to a prospective holder of our common stock. The following discussion is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be and should not be construed as tax advice. For example, it does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws. For example, the discussion does not discuss all of the aspects of federal income taxation that may be relevant to insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States.

    The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any change of this kind could apply retroactively to transactions preceding the date of the change. Except as described below in "--Requirements for Qualification As a REIT--Gross Income Tests," we have not received any rulings from the IRS concerning our tax treatment. Therefore, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

    EACH PROSPECTIVE HOLDER OF COMMON STOCK IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF ITS PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF COMMON STOCK. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF COMMON STOCK, AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

OUR TAX TREATMENT

    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 1994. We believe that our company is organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and we intend to continue to operate as a REIT. We cannot ensure, however, that we have operated in a manner so as to qualify as a REIT or that we will continue to operate as a REIT in the future. Our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis the various qualification tests imposed under the Internal Revenue Code. These tests must be met on a continuing basis through actual annual operating results, distribution levels and diversity of stock ownership. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, we cannot ensure that the actual results of our operations for any taxable year have satisfied or will satisfy the REIT requirements. Further, the anticipated income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Requirements for Qualification as a REIT--Failure to Qualify."

    The following is a general description of the Internal Revenue Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions are highly technical and complex. This description is qualified in its entirety by the applicable Internal Revenue Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

    In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation. However, we will be subject to federal income tax on any income that we do not distribute. In addition, in some circumstances, we will be subject to federal income tax on some types of income even though that income is distributed. Moreover, our property service business subsidiaries do not qualify as REITs and are subject to federal corporate income tax on their net income.

REQUIREMENTS FOR QUALIFICATION AS A REIT.

    ORGANIZATIONAL REQUIREMENTS. The Internal Revenue Code defines a REIT as a corporation, trust or association--

    1.   that is managed by one or more trustees or directors;

    2. the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

    3. that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

    4. that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

    5.   the beneficial ownership of which is held by 100 or more persons;

    6. during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and

    7. that meets other tests, as described below, regarding the nature of its income and assets.

    The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We believe that we currently satisfy requirements (1) through (6). In addition, our charter includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in
(5) and (6) above. Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

    GROSS INCOME TESTS. In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property" and, in some circumstances, interest. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

    Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. We believe that the portion of the rents that we receive that fails to qualify as "rents from real property" has not caused, and will not in the future cause, us to fail to comply with the 75% and 95% gross income tests. Our belief with respect to this matter, however, is based upon the advice of counsel with respect to certain technical issues regarding the determination of "rents from real property" that are not definitively answered under federal tax law. We cannot ensure that the IRS will agree with these conclusions.

    In addition, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to tenants. There are two exceptions to this rule. First, we can engage in these activities through an "independent contractor" from whom we derive no revenue. Second, for taxable years beginning after December 31, 2000, we will be able to engage in these activities through a "taxable REIT subsidiary." A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. For a further discussion of taxable REIT subsidiaries, see "--Asset Tests" below. In addition, the rule restricting us from operating or managing properties or furnishing or rendering services to tenants does not apply to the extent that the services we render are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." These services are referred to as permissible services.

    Smith L.P. and the property service businesses provide certain services with respect to our properties. The property service businesses are not independent contractors. We have received rulings from the IRS that the provision of some of the services provided by Smith L.P. and the property service businesses will not cause the rents received with respect to the properties to fail to qualify as "rents from real property." In addition, for our taxable years beginning after December 31, 2000, if one or more of our property service businesses elects to be treated as taxable REIT subsidiary, they will be permitted to provide services to our tenants that we currently must provide through an independent contractor. We should emphasize, though, that a final decision has not been made regarding which, if any, property service businesses will elect to be treated as taxable REIT subsidiaries.

    We also have received rulings from the IRS to the effect that certain revenues will qualify as "rents from real property." These revenues include the following:

    1.   rents from corporate apartments,

    2.   revenues from laundry equipment,

    3.   certain parking revenues, and

    4. certain revenues related to the provision of telephone and cable television services.

    Based upon our experience in the multifamily and retail property rental markets in which our properties are located, we believe that all services provided to tenants by us, whether through Smith L.P. or through the property service businesses, should be considered permissible services, although there can be no assurance that the IRS will not contend otherwise. In this regard, if Smith L.P. contemplates providing services in the future that reasonably might be expected not to meet the

"usual or customary" standard, we will arrange to have such services provided by an independent contractor from which we receive no income or, for taxable years beginning after December 31, 2000, a taxable REIT subsidiary.

    Even if we provide services that are not permissible services, rents received generally will qualify as rents from real property so long as the amount received for the "impermissible services" does not exceed a de minimis amount. Specifically, so long as the amount received by us for all of the impermissible services rendered at a specific property does not exceed one percent of all of the amounts we receive, directly or indirectly, from that property, then we can provide such services. The amount that we will be deemed to have received for performing "impermissible services" will be the greater of the actual amount received or 150% of the direct cost to us of providing those services.

    Smith L.P. may receive fees for the performance of property management and other services with respect to properties in which Smith L.P. has a partial interest. Only the portion of the management fee that corresponds to Smith L.P.'s interest in such properties will qualify as "rents from real property." The balance will not qualify. Smith L.P. also may receive certain other types of non-qualifying income. This income includes, for example, certain expense reimbursements, and dividends and interest from the property service businesses, which qualify under the 95% gross income test but not under the 75% gross income test. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

    If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. We cannot state, however, whether in all circumstances we would be entitled to this relief. Even if this relief applied, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

    ASSET TESTS. In order to maintain qualification as a REIT, we are currently subject to certain tests relating to the composition of our assets. As described below, as a result of the Work Incentives Improvement Act, for our taxable years commencing after December 31, 2000, the third test listed below will be modified, and we also will become subject to a new asset test. Currently, at the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets.

    1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities.

    2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

    3. Of the investments included in the 25% asset class, the value of any one issuer's securities we own may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

    Smith L.P. owns 100% of the nonvoting stock of each of the property service businesses. In addition, Smith L.P. holds notes from each of the property service businesses. By virtue of our ownership of units, we are considered to own our proportionate share of the assets of Smith L.P., including the securities of each of the property service businesses. We believe that our share of the aggregate value of the securities of the property service businesses together with all other assets that do not qualify for purposes of the 75% test does not exceed 25% of the total value of our assets. We cannot ensure, however, that the IRS will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation. In addition, we believe that the value of our share of the securities of each of the property service businesses individually does not exceed 5% of the total value of our assets. We cannot ensure, however, that the IRS will not contend either that the value of the securities of one or more of the property service businesses exceeds the 5% value limitation, or that all or some of the property service businesses shall be viewed as a single corporation for purposes of the 5% value limitation and that the value of the securities of that corporation exceeds the 5% value limitation.

    Smith L.P. does not own more than 10% of the outstanding voting securities of any of the property service businesses. Accordingly, we believe that we meet the 10% voting securities test. We cannot ensure, however, that the IRS will not contend that the nonvoting stock of one or more of the property service businesses should be considered "voting securities" for purposes of the 10% voting securities test.

    The 25% value test must be satisfied on the last day of each calendar quarter in which we acquire any securities in the 25% asset class. The 5% value test must be satisfied with respect to a property service business on the last day of each calendar quarter in which we acquire securities of that business. Accordingly, each time a unitholder exercises its right to redeem units and our interest in Smith L.P. increases, the requirement will have to be met. Although we plan to take steps to ensure that we satisfy the 25% and 5% value tests for any quarter with respect to which retesting is to occur, we cannot ensure that these steps always will be successful or will not require a reduction in Smith L.P.'s overall interest in the property service businesses.

    As a result of the Work Incentives Improvement Act, for taxable years beginning after December 31, 2000, the 5% value test and the 10% voting security test will be modified in two respects. First, the 10% voting securities test will be expanded so that we also will be prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. Second, an exception to these tests will be created so that we will be permitted to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. We currently own more than 10% of the total value of the outstanding securities of each property service business. The expanded 10% vote or value test, however, will not apply to a property service business unless it engages in a substantial new line of business or acquires any substantial asset or we acquire any securities in the property service business after July 12, 1999. At least two of the property service businesses will make the taxable REIT subsidiary election, but a final decision has not been made regarding which of the other property service businesses, if any, will elect to be treated as taxable REIT subsidiaries. Pursuant to a new asset test, for taxable years beginning after December 31, 2000, not more than 20% of the value of our total assets will be permitted to be represented by securities of taxable REIT subsidiaries.

    ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, we generally must distribute dividends to our shareholders in an amount at least equal to --

    1. the sum of (a) 95% (90% for taxable years beginning after December 31, 2000) of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 95% (90% for taxable years beginning after December 31, 2000) of our net income after tax, if any, from foreclosure property, MINUS

    2.   the sum of certain items of noncash income.

Distributions must be made either during the taxable year to which they relate or, if specific procedures are followed, during the subsequent taxable year. We will be subject to tax on amounts not distributed at regular capital gains and ordinary income rates.

    In addition, if we fail to distribute during each calendar year at least the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years, we will be subject to a 4% nondeductible excise tax on the excess of this required amount over the sum of the amounts we actually distribute and amounts retained with respect to which we pay federal income tax.

    We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Smith L.P. to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

    FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN SMITH L.P. AND THE PROPERTY SERVICE
BUSINESSES.

    GENERAL. All of our investments are through Smith L.P. Smith L.P. holds substantially all the real estate properties through some of the subsidiary partnerships. This structure may involve special tax considerations. These tax considerations include the following:

    1. the allocations of income and expense items of Smith L.P. and those subsidiary partnerships, which could affect the computation of our taxable income;

    2. the status of Smith L.P. and each applicable subsidiary partnership as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

    3. the taking of actions by Smith L.P. or any of the subsidiary partnerships that could adversely affect our qualification as a REIT.

    We believe that Smith L.P. and each of the subsidiary partnerships will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If, however, Smith L.P. or any of the subsidiary partnerships were treated as an association taxable as a corporation, we would fail to qualify as a REIT.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Smith L.P. was formed by way of contributions of appreciated property, including several apartment properties, at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

    Smith L.P.'s partnership agreement requires that all allocations of partnership income, gain and loss be made in a manner consistent with Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Smith L.P. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties in the hands of Smith L.P. could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties in the hands of Smith L.P. could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

    PROPERTY SERVICE BUSINESSES. A significant portion of the amounts used by Smith L.P. to fund distributions to partners, which in turn are used by us to fund distributions to holders of common stock, comes from the property service businesses, through payments on notes issued by the property service businesses and dividends on nonvoting stock of the property service businesses held by Smith L.P. The property service businesses do not qualify as REITs and therefore pay federal, state and local income taxes on their net income at normal corporate rates. To the extent that they do so, the cash available for distribution to shareholders is reduced accordingly.

    The property service businesses attempt to limit the amount of those taxes. We cannot ensure, however, whether or the extent to which measures taken to limit taxes will be successful. Even if those measures are successful, future increases in the income of the property service businesses inevitably will be subject to income tax. Moreover, as described above in "--Requirements for Qualification As a REIT--Gross Income Tests" and "--Asset Tests," two or more of the property service businesses will elect to be treated as a taxable REIT subsidiary for years commencing after December 31, 2000. The property service businesses that make this election will be restrained in their ability to limit their tax liability for two reasons. First, taxable REIT subsidiaries will be limited significantly in their ability to deduct interest payments made to an affiliated REIT. Accordingly, if a property service business elects to be treated as a taxable REIT subsidiary, it will be limited significantly in its ability to deduct interest payments on notes issued to Smith L.P. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Smith L.P. by the property service businesses that elect to be treated as taxable REIT subsidiaries.

    Our ownership of the securities of the property service businesses currently is subject to certain asset tests. Although, these tests will change for our taxable years beginning after December 31, 2000, they will continue to restrict the ability of the property service businesses to increase the size of their respective businesses unless the value of the assets of Smith L.P. increase at a commensurate rate. In addition, Smith L.P. currently is prohibited from exercising control over any of the property service businesses. For our taxable years beginning after December 31, 2000, Smith L.P. will continue to be prohibited from exercising control over each property service business that does not elect to be treated as taxable REIT subsidiary. For a more detailed discussion of the ownership limitations relating to our ownership of the property service businesses, see "--Requirements for Qualification As a REIT--Asset Tests," above.

TAXATION OF SHAREHOLDERS

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As used herein, the term "U.S. shareholder" means a holder of common stock who for United States federal income tax purposes is --

    1.   a citizen or resident of the United States,

    2. a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States,

    3. an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or

    4. a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

    As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction with respect to these dividends. For purposes of determining whether the distributions on shares of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to shares of preferred stock and second to shares of common stock. We cannot ensure that we will have sufficient earnings and profits to cover any distributions on preferred stock or common stock.

    To the extent they do not exceed our actual net capital gain for the taxable year, distributions that are designated as capital gain dividends will be taxed to taxable non-corporate U.S. shareholders as gains from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period non-corporate shareholders have held their stock. Non-corporate U.S. shareholders include individuals, estates, and trusts. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that we may classify portions of our designated capital gain dividend in the following categories:

    1. a 20% gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 20%,

    2. an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 25%, or

    3. a 28% gain distribution which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 28%.

    In light of the IRS Restructuring and Reform Act of 1998, which eliminates the 18-month holding period that was required to be met to take advantage of the lowest capital gain tax rates, the IRS is expected to issue clarifying guidance regarding the designation of REIT capital gain dividends. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

    To the extent that they do not exceed our actual net capital gain for the taxable year, distributions made by us that are properly designated as capital gain dividends will be taxable to taxable corporate U.S. shareholders as long-term capital gain. This tax treatment applies regardless of the period corporate shareholders have held their stock. Those corporate U.S. shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a taxable U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a taxable U.S. shareholder's common stock, they will be included in income as capital gains, assuming the common stock is a capital asset in the hands of the shareholder.

    In general, a taxable U.S. shareholder will realize gain or loss on the disposition of common stock equal to the difference between the amount of cash and the fair market value of any property received on such disposition and the U.S. shareholder's adjusted basis of such common stock. This gain or loss will be capital gain or loss if the common stock has been held as a capital asset. In the case of a taxable U.S. shareholder that is a corporation, such capital gain or loss will be long-term capital gain or loss if such common stock has been held for more than one year. Generally, in the case of a taxable non-corporate U.S. shareholder, such capital gain or loss will be taxed for dispositions occurring after December 31, 1997, at a maximum rate of 20%, and for dispositions occurring after December 31, 2000, at a maximum rate of 18% if the common stock is acquired after December 31, 2000 and held for more than five years. The Taxpayer Relief Act of 1997 allows the IRS to issue regulations relating to how the act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as us, and to sales of interests in "pass-through entities." The IRS has proposed regulations under this authority, but as proposed, the regulations do not apply to the taxation of gain and loss realized on the disposition of common stock. However, the proposed regulations could be revised to apply to the disposition of common stock, and additional regulations that would apply to the disposition of common stock could be promulgated. Shareholders are urged to consult with their own tax advisors with respect to the rules contained in the Taxpayer Relief Act.

    Loss upon a sale or exchange of common stock by a taxable U.S. shareholder who has held the common stock for six months or less, after applying certain holding period rules, will be treated as long-term capital loss to the extent the distributions from us are required to be treated by the shareholder as long-term capital gain. For a taxable non-corporate U.S. shareholder, the long-term capital loss will be apportioned among the applicable long-term capital gain groups to the extent that distributions received by such U.S. shareholder were previously so treated.

    We may elect to require the holders of common stock to include our undistributed net capital gains in their income. If we make this election, the holders of common stock will include in their income as long-term capital gains their proportionate share of such undistributed capital gains. They will be deemed to have paid their proportionate share of the tax paid by us on the undistributed capital gains and receive in return a credit or refund for this amount. A holder of common stock will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

    Under certain circumstances, U.S. shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

    TAXATION OF TAX-EXEMPT SHAREHOLDERS. We do not expect our distributions to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and the common stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. For a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501
(c)(7), (c)(9), (c)(17) or (c)(20), respectively, income from an investment in us will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve so as to offset the income generated by its investment in us. The prospective shareholder should consult its own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if it meets the following two tests:

    1. it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code, added by the 1993 Act, provides that stock owned by qualified trusts shall be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

    2. either at least one such qualified trust holds more than 25% by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

    The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A DE MINIMIS exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in the our charter, we believe that we should not be classified as a "pension held REIT."

    TAXATION OF FOREIGN SHAREHOLDERS. In the following paragraphs, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders will be referred to collectively as foreign shareholders. The rules governing U.S. federal income taxation of foreign shareholders are complex. No attempt will be made in the following paragraphs to provide more than a limited description of these rules. Prospective foreign shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

    Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests or are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a foreign shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a foreign shareholder's common stock, they will give rise to tax liability if the foreign shareholder otherwise would be subject to tax on any gain from the sale or disposition of his common stock as described below.

    As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that we will be required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, or a lower applicable treaty rate, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30%, or a lower applicable treaty rate, will be subject to withholding at a rate of 10%. However, the foreign shareholder may seek a refund of such amounts from the IRS if it subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded our foreign shareholder's United States tax liability, if any, with respect to the distribution.

    Distributions to a foreign shareholder that are designated by us as a capital gain dividend, other than those arising form the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless the investment in the common stock is effectively connected with a U.S. trade or business or the foreign shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the US. We will be required to withhold and remit to the IRS 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend.

    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of U.S. real property interests will be taxed to a foreign shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. This tax treatment will apply whether or not the distributions are designated as a capital gain dividend. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate foreign shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that we could designate as a capital gain dividend. This amount is creditable against the foreign shareholder's FIRPTA tax liability.

    Although the law is not clear on the matter, it appears that amounts we designate pursuant to the Taxpayer Relief Act as undistributed capital gains in respect of shares of common stock generally should be treated with respect to foreign shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, foreign shareholders would be able to offset as a credit against the resulting United States federal income tax liability their proportionate share of the tax we paid on such undistributed capital gains. Also under that approach, foreign shareholders would be able to receive from the IRS a refund to the extent their proportionate share of the tax we paid exceeded their actual United States federal income tax liability.

    Gain recognized by a foreign shareholder upon a sale of common stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT." Generally, a "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. We believe that we currently are a "domestically controlled REIT," and, therefore, the sale of common stock generally will not be subject to taxation under FIRPTA. If gain on the sale of common stock were to be subject to tax under FIRPTA, foreign shareholders would be subject to the same treatment as U.S. shareholders with respect to this gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The purchaser of common stock from a foreign shareholder would be required to withhold and remit to the IRS 10% of the purchase price.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Backup withholding tax and information reporting will generally not apply to distributions paid to foreign shareholders outside the United States that are treated as --

    1. dividends subject to the 30% (or lower treaty rate) withholding tax discussed above,

    2.   capital gains dividends, or

    3. distributions attributable to gain from our sale or exchange of United States real property interests.

    As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that --

    1.   is a United States person,

    2. derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or

    3. is a "controlled foreign corporation," generally, a foreign corporation controlled by United States shareholders, for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a foreign shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption.

    Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a foreign shareholder, or otherwise establishes an exemption. A foreign shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. Pursuant to IRS Notice 98-16, these regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A foreign shareholder should consult its own advisor regarding the effect of these regulations.

OTHER TAX CONSIDERATIONS

    STATE AND LOCAL TAXES; DISTRICT OF COLUMBIA UNINCORPORATED BUSINESS TAX. Our company and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common stock.

    In this regard, the District of Columbia imposes an unincorporated business income tax, at an effective rate of 9.975% on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because some of our properties are located in the District of Columbia, the partnership owning these properties will be subject to this tax. In effect, our share of the "District of Columbia taxable income" attributable to properties located in the District of Columbia will be subject to this tax. Smith L.P. and its subsidiary partnerships will attempt to reduce the amount of income that is considered "District of Columbia taxable income." However, it is likely that some portion of the income attributable to properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Smith L.P. or a subsidiary partnership is required to pay this tax, the cash available for distribution to us and, therefore, to our shareholders as dividends will be reduced. Moreover, our shareholder will not receive a credit against its own state income tax liability for its share of any District of Columbia unincorporated business income tax paid by Smith L.P. or a subsidiary partnership. This tax would not apply if we were to own and operate our assets directly, rather than through Smith L.P. However, our ability to eliminate Smith L.P. and thus own its assets directly is severely limited.

                              PLAN OF DISTRIBUTION

    We may issue the shares of common stock covered by this prospectus to parties who received units in exchange for a ground lease in the Crystal Square Apartments located in Arlington, Virginia and the release of the obligation to make annual payments with respect to an apartment building known as the Crystal Plaza Apartments located in Arlington, Virginia and in exchange for membership interests in SPH Renaissance L.L.C. if they request redemption of their units. A redeeming unitholder (who is not otherwise one of our affiliates) who receives any shares of common stock covered by this prospectus will be entitled to sell such shares without restriction in the open market or otherwise.

    We will acquire one Unit from a redeeming unitholder in exchange for each share of common stock that we issue. Thus, with each redemption, our interest in Smith L.P. will increase.

                       WHERE YOU CAN FIND MORE INFORMATION

    This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

    450 Fifth Street. N.W.  7 World  Trade Center      500 West Madison Street
    Room 1024               Suite 1300                 Suite 1400
    Washington, D.C. 20549  New York, New York  10048  Chicago, Illinois  60661

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    Our SEC filings can also be read at the following address:

    New York Stock Exchange
    20 Broad Street
    New York, New York  10005

    Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

    1. Registration Statement on Form 8-A filed on August 16, 1994 registering our common stock under Section 12(b) of the Exchange Act.

    2. Registration Statement on Form 8-A filed on December 9, 1998 registering our rights under Section 12(b) of the Exchange Act.

    3.   Annual Report on Form 10-K for the year ended December 31, 1999.

    You may request a copy of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), at no cost, by writing or calling us at the following address:


                    Charles E. Smith Residential Realty, Inc.
                    2345 Crystal Drive
                    Arlington, Virginia 22202
                    Attention: Mr. Gregory Samay, Vice President and Treasurer
                    (703) 769-1000

    You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted.

                                     EXPERTS

    Our financial statements for the fiscal year ended December 31, 1999 and the related schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 7, 2000 relating to such financial statements, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving such report.

                                  LEGAL MATTERS

    In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C. has provided its opinion as to the validity of the issuance of the common stock offered by this prospectus and the discussion of tax matters in this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
YOU SHOULD RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                                TABLE OF CONTENTS


                                                                           PAGE

                                                                           ----
PROSPECTUS SUMMARY.......................................................   1
RISK FACTORS.............................................................   4
REDEMPTION OF UNITS......................................................   9
FEDERAL INCOME TAX CONSIDERATIONS........................................  21
PLAN OF DISTRIBUTION.....................................................  33
WHERE YOU CAN FIND MORE INFORMATION......................................  33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  33
EXPERTS..................................................................  34
LEGAL MATTERS............................................................  34


                                     [LOGO]



                                  54,161 SHARES



                                CHARLES E. SMITH
                            RESIDENTIAL REALTY, INC.



                                  COMMON STOCK



                                   PROSPECTUS



                                 APRIL __, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.


Registration Fee.................................        $   500

Printing and Duplicating Expenses................          1,000
Legal Fees and Expenses..........................         30,000
Accounting Fees and Expenses.....................         10,000
Blue Sky Fees and Expenses.......................          5,000
Miscellaneous....................................          1,000
                                                          ------

Total............................................        $47,500
                                                          ------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our officers and directors are and will be indemnified under Maryland law, our charter, and our partnership agreement of Smith L.P. against certain liabilities. Our charter requires us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Our charter also provides that, to the fullest extent permitted under Maryland law, our directors and officers will not be liable to us and our shareholders for money damages.

    Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) such person actually received an improper personal benefit in money property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

    The partnership agreement also provides for indemnification of us, or any of our directors or officers, in our capacity as general partner of Smith L.P., from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of Smith L.P. as set forth in the partnership agreement.

ITEM 16. EXHIBITS

    3.1a      Our Amended and Restated Articles of Incorporation
    3.2b      Articles Supplementary relating to Series A
              Cumulative Convertible Redeemable Preferred Stock
    3.3c      Articles Supplementary relating to Series B
              Cumulative Convertible Redeemable Preferred Stock
    3.4c      Certificate of Correction relating to Series B Cumulative
              Convertible Redeemable Preferred Stock
    3.5d      Articles Supplementary relating to Series C Cumulative Redeemable
              Preferred Stock
    3.6e      Certificate of Correction relating to Series C Cumulative Redeemable
              Preferred Stock
    3.7f      Articles Supplementary relating to Series D Junior Participating
              Preferred Stock


    3.8g      Articles Supplementary relating to Series E, F and G Cumulative
              Convertible Redeemable Preferred Stock
    3.9h      Articles Supplementary relating to Series H
              Cumulative Convertible Redeemable Preferred Stock
    3.10i     Our Amended and Restated Bylaws
    4.1j      First Amended and Restated Agreement of Limited Partnership of
              Smith L.P., as amended
    4.2j      Certificate of Limited Partnership of Smith L.P.
    4.3k      Rights Agreement
    5.1       Opinion of Hogan & Hartson L.L.P. regarding legality of the Common
              Stock
    8.1       Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
    23.1      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
    23.2      Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
    23.3      Consent of Arthur Andersen LLP
    24        Power of Attorney (included on signature page (II-4))


----------
a Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-11 (File No. 33-75288).

b Incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-13174).

c Incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated October 3, 1997 (File No. 1-13174).

d Incorporated by reference to Exhibit 3.5 to our registration statement on Form S-3 (File No. 333-17053).

e Incorporated by reference to Exhibit 3.6 to our registration statement on Form S-3 (File No. 333-17053).

f Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).

g Incorporated by reference to Exhibits 99.1, 99.2 and 99.3, respectively, to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-13174).

h Incorporated by reference to Exhibit 99.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-13174).

i Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 (File No. 33-93986).

j Incorporated by reference to the same titled and numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-13174).

k Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof. The undersigned Registrant hereby further undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on April 6, 2000.

                                  CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                                  By: /s/ ERNEST A. GERARDI, JR.
                                     ------------------------------------------
                                     Name:  Ernest A. Gerardi, Jr.
                                     Title: President and Chief Executive
                                            Officer


                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ernest A. Gerardi, Jr. and Robert D. Zimet, or either one of them, as true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     NAME                              TITLE                        DATE

/s/ ROBERT H. SMITH        Chairman of the Board and Director    April 6, 2000
-------------------------
Robert H. Smith


/s/ ERNEST A. GERARDI, JR. President, Chief Executive Officer,   April 6, 2000
-------------------------  and Director
Ernest A. Gerardi, Jr.


/s/ WESLEY D. MINAMI       Executive Vice President and Chief    April 6, 2000
-------------------------  Financial Officer
Wesley D. Minami


/s/ STEVEN E. GULLEY       Controller and Chief Accounting       April 6, 2000
-------------------------  Officer
Steven E. Gulley


/s/ CHARLES B. GILL        Director                              April 6, 2000
-------------------------
Charles B. Gill

/s/ ROBERT P. KOGOD        Director                              April 6, 2000
-------------------------
Robert P. Kogod


/s/ R. MICHAEL MCCULLOUGH  Director                              April 6, 2000
-------------------------
R. Michael McCullough


/s/ MANDELL J. OURISMAN    Director                              April 6, 2000
-------------------------
Mandell J. Ourisman


/s/ L. RONALD SCHEMAN      Director                              April 6, 2000
-------------------------
L. Ronald Scheman

                                  EXHIBIT INDEX


   EXHIBIT                                                                                SEQUENTIALLY
   NUMBER     EXHIBIT DESCRIPTION                                                         NUMBERED PAGE
   ------     -------------------                                                         -------------

    3.1a      Our Amended and Restated Articles of Incorporation ......................
    3.2b      Articles Supplementary relating to Series A Cumulative
              Convertible Redeemable Preferred Stock ..................................
    3.3c      Articles Supplementary relating to Series B Cumulative
              Convertible Redeemable Preferred Stock ..................................
    3.4c      Certificate of Correction relating to Series B Cumulative
              Convertible Redeemable Preferred Stock...................................
    3.5d      Articles Supplementary relating to Series C Cumulative
              Redeemable Preferred Stock ..............................................
    3.6e      Certificate of Correction relating to Series C Cumulative
              Redeemable Preferred Stock ..............................................
    3.7f      Articles Supplementary relating to Series D Junior
              Participating Preferred Stock ...........................................
    3.8g      Articles Supplementary relating to Series E, F and G Cumulative
              Convertible Redeemable Preferred Stock ..................................
    3.9h      Articles Supplementary relating to Series H
              Cumulative Convertible Redeemable Preferred Stock .......................
    3.10i     Our Amended and Restated Bylaws .........................................
    4.1j      First Amended and Restated Agreement of Limited Partnership of
              Smith L.P., as amended ..................................................
    4.2j      Certificate of Limited Partnership of Smith L.P. ........................
    4.3k      Rights Agreement ........................................................
    5.1       Opinion of Hogan & Hartson L.L.P. regarding legality of the Common
              Stock ...................................................................
    8.1       Opinion of Hogan & Hartson L.L.P. regarding certain tax matters .........
    23.1      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1) .............
    23.2      Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1) .............
    23.3      Consent of Arthur Andersen LLP ..........................................
    24        Power of Attorney (included on signature page (II-4))



----------
a Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-11 (File No. 33-75288).

b Incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-13174).

c Incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated October 3, 1997 (File No. 1-13174).

d Incorporated by reference to Exhibit 3.5 to our registration statement on Form S-3 (File No. 333-17053).

e Incorporated by reference to Exhibit 3.6 to our registration statement on Form S-3 (File No. 333-17053).

f Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).

g Incorporated by reference to Exhibits 99.1, 99.2 and 99.3, respectively, to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-13174).

h Incorporated by reference to Exhibit 99.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-13174).

i Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 (File No. 33-93986).

j Incorporated by reference to the same titled and numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-13174).

k Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).